Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

First 2006 product launched, another approved and pipeline progression on track

Basingstoke, UK and Philadelphia, US – July 28, 2006 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the second quarter 2006 and confirms good progression in drugs pipeline.

Matthew Emmens, Chief Executive Officer, said:

"Shire continues to deliver in line with our expectations and we’re making good progress with our pipeline. The reaction from patients and physicians to the newly launched DAYTRANA, our Attention Deficit Hyperactivity Disorder (ADHD) patch, has been very positive. Earlier this week, we received Food and Drug Administration (FDA) approval to launch ELAPRASE in the US. This is a significant milestone in the advancement of our Human Genetic Therapies’ (HGT) business and is the result of our commitment to provide meaningful treatments for patients suffering from genetic diseases. The European launch of FOSRENOL, a treatment for hyperphosphatemia, is also going well and we are looking to the continued roll-out of this product in the larger European markets during the second half.

“During the second half, we expect decisions from the FDA for NRP104 (October 6) and MESAVANCE (October 21) and from the European authorities for ELAPRASE (December 1). Our development pipeline remains on track with SPD465, a treatment for adult ADHD, filed with the FDA (21 July) and SPD503 (non-stimulant, pediatric ADHD) due to be filed in Q3.

“Discussions are progressing with Barr Laboratories Inc. (Barr) for possible settlement of the ADDERALL XR litigation, prior to the scheduled court date of October 30, 2006. The FDA is still reviewing our Citizen Petition and to date has not awarded any tentative or final approvals to generic copies of ADDERALL XR.

“We reiterate our previously stated guidance of revenue growth for 2006 to be in the low double-digit range and costs to be within the previously indicated ranges.”

Q2 2006 Financial Highlights

•	Product sales of $376.0 million up 7% (28% growth in Q1 2006).

•	Total revenues of $439.1 million up 3% (23% growth in Q1 2006).

•	The lower revenue growth rate in Q2 2006 results from wholesaler de-stocking in Q1 2005 and re-stocking in Q2 2005 following the signing of a wholesaler fee for service agreement in March 2005. Revenue growth for the year to date of 12% is a better indicator of revenue performance and is consistent with guidance for the full year 2006.

Registered in England 5492592 Registered Office as above

Business highlights

DAYTRANA (ADHD)

•	Approved by the FDA on April 6, 2006 and launched in the US in June 2006 in 10mg, 15mg, 20mg and 30mg dosage strengths.

•	Approval triggered a payment of $50 million to Noven Pharmaceuticals, Inc. (Noven). This amount has been capitalized, and together with an upfront milestone payment of $25 million, will be amortized over a 10 year period.

Recent events

ELAPRASE (Hunter syndrome)

•	Approved by the FDA on July 24. Launch of ELAPRASE in the US is expected to occur during August.

•	The product has a seven-year orphan drug marketing exclusivity in the US.

•	Second product to reach the market from the TKT acquisition and the first launched under Shire ownership.

SPD465 (ADHD)

•	Filed with the FDA on July 21, 2006.

New Management Committee

Recently we have re-organized our business into two areas: HGT and Specialty Pharmaceuticals. David Pendergast and Mike Cola have been appointed President, HGT and President, Specialty Pharmaceuticals respectively. The Executive Committee has been superseded by a new Senior Management Committee to steer the implementation of Shire’s strategy. This is chaired by CEO, Matthew Emmens and comprises CFO, Angus Russell and the two Presidents of Shire’s businesses.

New Non Executive Director

Kate Nealon has joined the Shire Board as a Non Executive Director and a member of the Remuneration Committee.

Kate Nealon was Group Head of Legal & Compliance at Standard Chartered plc until 2003. She now holds Non-Executive Director positions with HBOS plc, Cable & Wireless plc and Monitor, the independent regulator for NHS foundation trust hospitals in the UK. Ms. Nealon is also a Senior Associate at the Judge Business School at Cambridge University.

Ms. Nealon, who lives in London, UK, is a lawyer and spent fifteen years in her early career practising law in New York and is a graduate of Georgetown University, Washington DC.

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Q2 2006 Unaudited Results

		Q2 2006			Q2 2005

	US		Non	US		Non
	GAAP	Adjustments	GAAP(1)	GAAP	Adjustments*	GAAP(1)
	$M	$M	$M	$M	$M	$M

Revenues	439.1	-	439.1	424.6	-	424.6
Income from
ongoing operations(2)	83.8	18.3	102.1	145.0	-	145.0
Net income	61.3	13.2	74.5	109.9	-	109.9

Diluted earnings
per:
Ordinary Share	12.0c	2.6c	14.6c	22.0c	-	22.0c
ADS	36.1c	7.8c	43.9c	65.9c	-	65.9c

Note: Average exchange rates for Q2 2006 and 2005 were $1.83: £1.00 and $1.86: £1.00 respectively.

(1)     Non GAAP

These are non GAAP financial measures.

For 2006, this measure for net income excludes costs of $13.2 million as follows:
•	Cost of product sales fair value adjustment on acquisition of TKT: $16.7 million;
•	TKT integration costs: $1.6 million; and
•	Tax allowances on above adjustments: $(5.1) million.

* For 2005, there were no non GAAP adjustments in Q2.

On a pre-tax basis, the above non GAAP adjustments relating to ongoing operations total $18.3 million for 2006 and nil for 2005.

The non-GAAP financial measures presented in the above table are used by Shire management to gain an understanding of the comparative performance of the Company. These measures are presented in order to provide supplemental information regarding the operational performance of the Company to enhance investors’ understanding of core financial performance. A reconciliation of these non GAAP financial measures to the most directly comparable US GAAP financial measure can be found on page 24.

(2)     Income from continuing operations before income taxes and equity method investees.

2006 Outlook

R&D pipeline and new product launches

Shire has a strong product pipeline to support the medium and long-term future growth of the Company. In H2 2006 and H1 2007 Shire anticipates that it will:

•	Launch ELAPRASE in the US and Europe;

•	Launch MESAVANCE in the US and in Europe;

•	Launch NRP104 (ADHD) in the US;

•	Launch DYNEPO in Europe;

•	File SPD503 (ADHD) with the FDA;

•	Continue the roll-out of FOSRENOL in Europe; and

•	Continue the launch of DAYTRANA in the US.

Timings of launches are subject to the regulatory/government approvals process.

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Financial outlook

We reaffirm the previous guidance given as part of the Q1 2006 results, as follows:

The following statements are based on the assumption that there will be no generic launch of ADDERALL XR during 2006 and that prescription growth in the US ADHD market will be 5%.

We expect 2006 revenue growth to be in the low double-digit range.

As previously announced, earnings for 2006 will be impacted by the costs associated with the continued development and launch of five new products, including DAYTRANA, in 2006 and H1 2007, in addition to the roll-out of FOSRENOL across Europe and the new higher strengths of FOSRENOL in the US.

•	These launches will require additional advertising and promotional spend and, in some cases, additional sales representatives. Also, Shire will be seeking to maximize ADDERALL XR’s market share. As a result, SG&A costs are expected to rise during the year to between $770-800 million for the full year. The level of quarterly SG&A expenditure is expected to increase over the Q2 2006 spend as we reflect a full quarter’s cost for the new US sales forces for GI (to launch MESAVANCE) and HGT (to launch ELAPRASE);

•	The planned regulatory filings, Phase 3(b) and Phase 4 studies to support new product launches, the transfer of two HGT projects into pre-clinical development and the commencement of Phase 3 trials on Gene Activated Glucocerebrosidase (GA-GCB), are expected to result in R&D spend in the range of $310–330 million. The level of quarterly R&D expenditure is expected to increase over the Q2 2006 spend as we commence phase 3(b)/4 studies to support new product launches (including DAYTRANA, FOSRENOL and MESAVANCE);

•	The depreciation and amortization charge for the year will increase by approximately 50% compared to 2005 reflecting the acquisition of TKT and the amortization of capitalized business development milestone payments; and

•	The tax rate for the full year is expected to remain at a rate of approximately 28%.

The financial outlook for the full year stated above excludes the accounting impact under US GAAP of the following items, as previously announced:

•	The milestone payment of $50 million paid to New River Pharmaceuticals, Inc. (New River) in February 2006 following the FDA’s acceptance of the filing of NRP104. This increased R&D expense in Q1 2006;

•	A US GAAP adjustment to cost of product sales, of approximately $50 million to reflect the difference between the accounting fair value and book value of acquired REPLAGAL inventory, of which $40.3 million was charged in H1 2006;

•	Shire HGT integration costs estimated at $7 million in 2006, of which $3.9 million was incurred in H1 2006; and

•	The adoption from January 1, 2006 of US GAAP accounting standard SFAS 123R for share based compensation. This is expected to give rise to additional charges estimated at approximately $45 million, which will be split between costs of product sales, R&D and SG&A in approximate ratios of 10%, 15% and 75% respectively. $16.7 million was charged across these categories in H1 2006 (2005: $13.0 million adjusted retrospectively).

Including these items would result, under US GAAP, in an estimated increase in cost of product sales of $50 million, R&D spend in the range of $370–390 million and SG&A and integration costs between $810–840 million.

Any launch of a generic version of ADDERALL XR during 2006 would have a material impact on the Company’s performance and would materially impact the revenue growth guidance given above.

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New Accounting Standard – SFAS 123R

Shire’s primary basis of financial reporting is US GAAP. From January 1, 2006 Shire has been required to adopt SFAS 123R in accounting for share-based compensation. This accounting standard applies a fair value methodology in quantifying the accounting charge associated with share-based compensation.

The Company has adopted SFAS 123R according to the modified retrospective method. As a result, comparatives, including accounting periods in 2005, have been retrospectively adjusted.

Dividend

In respect of the six months ended June 30, 2006, the Board resolved to pay an interim dividend of 1.9346 US cents per ordinary share (2005: 1.8246 US cents per share).

Dividend payments will be made in Pounds Sterling to Ordinary Shareholders, US Dollars to ADS holders and Canadian Dollars to Exchangeable Shareholders. A dividend of 1.0475 pence per ordinary share, 5.4738 US cents per ADS and 6.5844 Canadian cents per Exchangeable Share respectively will be paid. The Board resolved to pay the dividend on October 12, 2006 to persons whose names appear on the register of members of the Company (or to persons registered as holders of Exchangeable Shares in Shire Acquisition Inc.) at the close of business on September 15, 2006.

This is consistent with Shire’s stated policy of paying a dividend semi-annually, set in US cents per share / ADS. Dividend growth for the full year will be reviewed by the Board when the second interim dividend is determined. Shire intends to pursue a progressive dividend policy.

For further information please contact:

Investor Relations	Cléa Rosenfeld	(Rest of the World)	+44 1256 894 160
	Brian Piper	(North America)	+1 484 595 8252
Media	Jessica Mann	(Rest of the World)	+44 1256 894 280
	Matthew Cabrey	(North America)	+1 484 595 8248

Notes to editors

SHIRE plc

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (ADHD), SPD465 (ADHD), MESAVANCE (ulcerative colitis) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its most recent Quarterly Report filed on Form 10-Q for the financial period ended on March 31, 2006.

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The following are trademarks of Shire or companies within the Shire Group, which are the subject of trademark registrations in certain territories:

ADDERALL XR® (mixed salts of a single-entity amphetamine)
ADDERALL® (mixed salts of a single-entity amphetamine)
AGRYLIN® (anagrelide hydrochloride)
CALCICHEW® range (calcium carbonate with or without vitamin D3)
CARBATROL® (carbamazepine extended-release capsules)
COLAZIDE® (balsalazide)
DAYTRANA™ (methylphenidate transdermal system)
ELAPRASE™ (idursulfase)
EQUETRO™ (carbamazepine extended-release capsules)
FOSRENOL® (lanthanum carbonate)
GENE-ACTIVATED®
LODINE ® (etodolac)
MESAVANCE™ (mesalamine)
REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL™ (galantamine hydrobromide) (UK and Republic of Ireland)
REPLAGAL® (agalsidase alfa)
SOLARAZE® (3%, gel diclofenac sodium (3%w/w))
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties referred to in this press issue:
3TC (trademark of GlaxoSmithKline (GSK))
DYNEPO® (epoetin delta)
PENTASA (trademark of Ferring AS)
RAZADYNE (trademark of Johnson & Johnson)
RAZADYNE ER (trademark of Johnson & Johnson)
REMINYL (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
REMINYL XL (galantamine hydrobromide) (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
ZEFFIX (trademark of GSK)

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OVERVIEW OF US GAAP FINANCIAL RESULTS

1. Introduction

Summary of Q2 2006

Revenues from continuing operations for the three months to June 30, 2006 increased by 3% to $439.1 million (2005: $424.6 million).

Income from continuing operations (before income taxes and equity method investees) for the three months to June 30, 2006 was $83.8 million (2005: $145.0 million). This reduction was expected following the increase in sales costs and promotional spend related to the pre-launch activities of DAYTRANA and ELAPRASE.

Cash inflow from operating activities for the three months to June 30, 2006 was $137.4 million (2005: $181.2 million). This reduction related primarily to the decrease in income from continuing operations referred to above. Cash and cash equivalents, restricted cash and short-term investments at June 30, 2006 totaled $916.1 million (December 31, 2005: $694.0 million).

2. Product sales

For the three months to June 30, 2006 product sales increased by 7% to $376.0 million (2005: $351.6 million) and represented 85% of total revenues (2005: 83%).

Product Highlights

	Sales	Sales Growth	US Rx Growth	US Market
Product	$M	(2)	(2)	Share(1)

ADDERALL XR	220.7	+7%	+8%	26%
CARBATROL	16.2	-25%	-10%	42%
PENTASA	34.5	+11%	-4%	17%
REPLAGAL (3)	28.3	n/a	n/a	n/a
AGRYLIN and XAGRID
North America (4)	2.0	-88%	-88%	2%
Rest of World	14.1	+14%	n/a	n/a
FOSRENOL	6.2	-38%	+23%	8%

(1)	IMS Prescription Data-Product specific (June 2006)
(2)	Compared to Q2 2005
(3)	REPLAGAL was acquired as part of the TKT acquisition in July 2005 and therefore there are no Shire comparatives. Sales of REPLAGAL by TKT in the 3 months ended June 30, 2005 were $22.6 million
(4)	Includes US and Canada

ADDERALL XR for the treatment of ADHD

ADDERALL XR is the leading brand in the US ADHD market with a market share of 26% in June 2006 (2005: 24%). The US ADHD market grew 2% overall compared to the same period in 2005. These factors contributed to an 8% increase in US prescriptions for ADDERALL XR for the three months to June 30, 2006 compared to the same period in 2005.

Sales of ADDERALL XR for the three months to June 30 2006 were $220.7 million, an increase of 7% compared to the same period in 2005 (2005: $205.4 million). Product sales growth was marginally less than prescription growth, with the August 2005 and April 2006 price increases being offset by higher sales deductions and lower levels of pipeline stocking compared with Q2 2005.

During October 2005 Shire filed a Citizen Petition with the FDA requesting that the FDA require more rigorous bioequivalence testing or additional clinical testing for generic or follow-on drug products that reference ADDERALL XR before they can be approved. Shire believes that these requested criteria will ensure that generic formulations of ADDERALL XR or follow-on drug products will be clinically effective and safe. In January 2006 Shire chose to file a supplemental amendment to its original Citizen Petition, which included additional clinical data in support of the original filing. On April 20, 2006 Shire received correspondence from the FDA informing Shire that the FDA has not yet

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resolved the issues raised in Shire’s pending ADDERALL XR Citizen Petition. The correspondence states that, due to the complex issues raised requiring extensive review and analysis by the FDA’s officials, a decision cannot be reached at this time. The FDA’s interim response is in accordance with FDA regulations concerning Citizen Petitions.

As previously disclosed in the Quarterly Report filed on Form 10-Q for the financial reporting period ending March 31, 2006, two FDA Advisory Committees met in February and March 2006 to discuss cardiovascular and psychiatric adverse events associated with ADHD medicines. In May 2006, the FDA sent revised labels to manufacturers of ADHD stimulant medicines, changing on a class basis the safety warnings related to cardiovascular and psychiatric events. The FDA did not make changes to the existing black box warning or add new black box warnings to the medicines. Shire has revised the labels on all its ADHD medicines (ADDERALL XR, ADDERALL and DAYTRANA) to include these class warnings.

As previously disclosed in the Quarterly Report filed on Form 10-Q for the financial reporting period ending March 31, 2006, Shire announced in October 2005 that it had filed a lawsuit against Barr Laboratories, Inc. (Barr) with respect to Patent No. 6,913,768 (the ‘768 Patent). Barr moved to dismiss the ‘768 Patent lawsuit asserting that there was no subject matter jurisdiction. A hearing on this motion was heard on February 17, 2006.

Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2005 and our most recent Quarterly Report on Form 10-Q for the period ended March 31, 2006.

CARBATROL for the treatment of Epilepsy

US prescriptions for the three months to June 30, 2006 were down 10% compared to the same period in 2005. This was primarily due to a 7% decrease in the US extended release carbamazepine prescription market. In addition, limited promotion of the product during 2006 led to a 1% decrease in Shire’s market share to 42% in June 2006 (2005: 43%).

Sales of CARBATROL for the three months to June 30, 2006 were $16.2 million, a decrease of 25% compared to the same period in 2005 (2005: $21.8 million). The difference between the decreases in sales and prescriptions is due to the lower levels of pipeline stocking compared with Q2 2005, being only partially offset by a price increase in October 2005.

In July 2006 Impax Laboratories, Inc. (Impax) deployed a sales force to begin promotion of CARBATROL under the promotional services agreement for the US market signed in January 2006.

Patent litigation proceedings with Nostrum Pharmaceuticals, Inc. (Nostrum) relating to CARBATROL are ongoing. No trial date has been set. Nostrum’s 30-month stay under the Hatch-Waxman Act expired on February 6, 2006. Accordingly, the FDA may approve Nostrum’s ANDA, once it meets all regulatory requirements.

On July 17, 2006 the Court entered an order staying discovery in this case until and through September 15, 2006.

On March 30, 2006 the Company was notified that Corepharma LLC (Corepharma) had filed an ANDA under the Hatch-Waxman Act seeking permission to market its generic version of carbamazepine extended release products in 100mg, 200mg and 300mg strengths. Shire Laboratories, Inc. filed suit against Corepharma for the infringement of the US Patent No. 5,912,013 and US Patent No. 5,326,570 in the District Court for the District of New Jersey on May 17, 2006.

Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended December 31, 2005 and our most recent Quarterly Report on Form 10-Q for the period ended March 31, 2006.

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PENTASA for the treatment of Ulcerative Colitis

US prescriptions for the three months to June 30, 2006 were down 4% compared to the same period in 2005. This was primarily due to lower levels of promotional activity compared to Q2 2005, leading to a 2% decrease in Shire’s market share of the total US oral mesalamine prescription market to 17% in June 2006 (2005: 19%), partly offset by a 2% increase in the market as a whole.

Sales of PENTASA for the three months to June 30, 2006 were $34.5 million, an increase of 11% compared to the same period in 2005 (2005: $31.0 million). The difference between sales growth and the lower levels of prescriptions is due to the impact of the January 2006 price increase and higher levels of pipeline stocking in Q2 2006 compared to Q2 2005 following production shortages last year.

REPLAGAL for the treatment of Fabry Disease

REPLAGAL was acquired by Shire as part of the TKT acquisition, which was completed on July 27, 2005. Product sales for the three months to June 30, 2006 were $28.3 million, the majority of which were in Europe. Pre-acquisition sales for the three months to June 30, 2005 were $22.6 million. The increase in sales of 25% is due to greater European coverage by an increased number of sales representatives, and strong growth in the Rest of the World market.

AGRYLIN/XAGRID for the treatment of Thrombocythemia

AGRYLIN/XAGRID sales worldwide for the three months to June 30, 2006 were $16.1 million, down 46% compared to the same period in 2005 (2005: $29.6 million).

North American sales were $2.0 million (2005: $17.2 million). This reduction was expected following the approval of generic versions of AGRYLIN in the US market in April 2005.

For the Rest of the World (all sales outside North America) sales were up by 14% to $14.1 million (2005: $12.4 million). Sales increased by 15% as expressed in the transaction currencies (XAGRID is primarily sold in Euros), due mainly to strong growth in France and Spain, offset by unfavorable exchange rate movements of 1%.

FOSRENOL for the treatment of Hyperphosphatemia

US prescriptions for the three months to June 30, 2006 were up 23% compared to the same period in 2005. This was primarily due to FOSRENOL increasing its share of the total US phosphate binding market, which in June 2006 was 8.4% (2005: 7.8%), in a market that had itself grown 9% over the same period. FOSRENOL was launched in the US in January 2005.

Sales of FOSRENOL for the three months to June 30, 2006 were $6.2 million (2005: $9.9 million). Although prescription growth continued, sales revenue is down due to a combination of pipeline de-stocking in Q2 2006, pipeline stocking in Q2 2005 and higher sales deductions.

FOSRENOL was launched in Austria, Ireland, Sweden and Denmark in December 2005 and in South Korea in June 2006. On July 11, 2006 Shire received confirmation that FOSRENOL had been recommended for approval through the Mutual Recognition Procedure in 11 markets in Europe (the UK, Germany, Spain, Norway, Hungary, Estonia, Lithuania, Malta, Latvia, Slovenia and Slovakia). FOSRENOL is already approved in all other European Union countries (Sweden, Portugal, Italy, Poland, Austria, Finland, Czech Republic, Denmark, France, Belgium, Cyprus, Greece, Luxembourg, Netherlands, Ireland) and Iceland. The product launches will continue throughout 2006 and 2007, subject to national licensing and re-imbursement negotiations.

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3. Royalties

Royalty revenues decreased by 4% to $60.4 million for the three months to June 30, 2006 (2005: $62.6 million).

Royalty Highlights

			Worldwide in-market
			sales by licensee[2] in
	Royalties to Shire	Royalty growth[1]	Q2 2006
Product	$M	%	$M

3TC	38.3	-5%*	290
ZEFFIX	8.4	+9%**	73
Other	13.7	-5%***	n/a

Total	60.4	-4%	n/a

*	The impact of foreign exchange movements has contributed +1% to the reported growth
**	The impact of foreign exchange movements has contributed +2% to the reported growth
***	Includes REMINYL/RAZADYNE and the impact of RAZADYNE US launch stocking during Q2 05
1	Compared to Q2 2005
2	GSK

3TC

Royalties from sales of 3TC for the three months to June 30, 2006 were $38.3 million (2005: $40.5 million).

Shire receives royalties from GSK on worldwide 3TC sales. GSK’s worldwide sales of 3TC for the three months to June 30, 2006 were $290 million, a decrease of 6% compared to the same period in 2005 (2005: $309 million). The nucleoside analogue market for HIV has continued to grow, however competitive pressures within the market have increased, leading to GSK’s decline in sales.

ZEFFIX

Royalties from the sales of ZEFFIX for the three months to June 30, 2006 were $8.4 million (2005: $7.7 million).

Shire receives royalties from GSK on worldwide ZEFFIX sales. GSK’s worldwide sales of ZEFFIX for the three months to June 30, 2006 were $73 million, an increase of 7% compared to the same period in 2005 (2005: $68 million). This increase was primarily due to strong growth in the Chinese, Japanese and Korean markets.

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL XL (now marketed as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide by Janssen Pharmaceutical N.V. (Janssen), an affiliate of Johnson and Johnson, with the exception of the United Kingdom and the Republic of Ireland where Shire has the exclusive marketing rights.

Sales of the REMINYL/RAZADYNE range, for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type, continue to grow in the Alzheimer’s market. Revenue in Q2 2006 was marginally lower than in the same period in 2005 due to the impact of wholesalers stocking for the launch of RAZADYNE ER in the US in Q2 2005.

In June 2006 Janssen and Synaptech, Inc. filed suit against Barr Laboratories Inc for infringement of their patent rights relating to RAZADYNE ER as a result of Barr filing an ANDA (“Abbreviated New Drug Application”) with the FDA for RAZADYNE ER. No court date has been set.

Barr and other generics have filed ANDAs with the FDA as regards RAZADYNE and Janssen and Synaptech have filed suit against some of those ANDA filers. The court date for these proceedings is June 2007.

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4. Financial details

Cost of product sales

For the three months to June 30, 2006 the cost of product sales amounted to 16% of product sales (2005: 12%). The decrease in gross margin is primarily due to the addition of REPLAGAL to Shire’s product portfolio following the acquisition of TKT. REPLAGAL’s cost of product sales includes acquired inventories, which in accordance with US GAAP have been accounted for at fair value. Accordingly, lower margins will be reflected for REPLAGAL sales until all acquired inventory has been sold (anticipated Q3 2006). For the three months to June 30, 2006 the cost of product sales for REPLAGAL included a $16.7 million adjustment in respect of the acquired inventory. This fair value adjustment increased Shire’s cost of product sales by 4%.

Research and Development (R&D)

R&D expenditure increased from $66.0 million in the three months to June 30, 2005 to $72.6 million for the three months to June 30, 2006. The increase was primarily due to the addition of two significant R&D projects following the acquisition of TKT (ELAPRASE and GA-GCB).

Expressed as a percentage of total revenues, R&D expenditure was 17% for the three months to June 30, 2006 (2005: 16%). In line with our guidance, the level of quarterly R&D expenditure is expected to increase over the Q2 2006 spend as we commence phase 3(b)/4 studies to support new product launches (including DAYTRANA, FOSRENOL and MESAVANCE).

Selling, general and administrative (SG&A)

SG&A expenses increased from $159.1 million in the three months to June 30, 2005 to $197.3 million in the three months to June 30, 2006, an increase of 24%. This increase is primarily related to the promotion and launch of DAYTRANA (including an increase in the ADHD sales force) and the recruitment of new US sales forces for GI (to launch MESAVANCE) and HGT (to launch ELAPRASE). In line with our guidance, the level of SG&A expenditure is expected to increase over the Q2 2006 spend, as the full quarterly cost of these new sales forces is incurred.

As a percentage of product sales, SG&A expenses were 52% (2005: 45%), reflecting the recruitment of the new US sales forces prior to the launch of their associated products. This ratio of SG&A to product sales should remain broadly consistent for the full year.

Depreciation and amortization

The depreciation charge for the three months to June 30, 2006 was $10.5 million (2005: $11.1 million, including property, plant and equipment write-downs of $5.9 million). Amortization charges were $13.3 million for the three months to June 30, 2006 (2005: $9.0 million). The increase in both depreciation (excluding write downs) and amortization is primarily due to the increase in the asset base as a result of the TKT acquisition.

Integration costs

For the three months to June 30, 2006 the Company incurred $1.6 million of costs associated with the integration of the TKT business into Shire (2005: $nil). This included retention payments for key staff of $0.4 million, IT costs of $0.5 million and other costs of $0.7 million.

Interest income

For the three months to June 30, 2006 the Company received interest income of $10.0 million (2005: $11.3 million). For both periods this income primarily related to interest received on Shire’s cash balances. Although cash balances reduced following the acquisition of TKT, interest income is only marginally lower than Q2 2005 due to an increase in US dollar interest rates.

12

Interest expense

For the three months to June 30, 2006 the Company incurred interest expense of $6.5 million (2005: $1.2 million). In 2006 this expense primarily relates to a provision for interest, which may be awarded by the Court in respect of amounts due to those ex-TKT shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares. For the three months to June 30, 2005 the expense primarily related to a bridging loan to finance the TKT acquisition.

The trial date for the appraisal rights litigation has been set for April 23, 2007.

Taxation

The effective rate of tax for the three months to June 30, 2006 was 28% (2005: 25%). The lower rate in Q2 2005 followed the conclusion of a routine tax audit. At June 30, 2006 net deferred tax assets of $118.1 million were recognized (December 31, 2005: $116.2 million).

Equity in earnings of equity method investees

Net earnings of $0.8 million were recorded for the three months to June 30, 2006 (2005: $0.9 million). This comprised earnings of $1.6 million from the 50% share of the antiviral commercialization partnership with GSK in Canada (2005: $1.3 million), offset by losses of $0.8 million being the Company’s share of losses in the GeneChem and EGS Healthcare Funds (2005: losses of $0.4 million).

5. R&D Pipeline

•	On July 11, 2006 Shire entered into an exclusive, worldwide, royalty-bearing license with Yissum, the technology transfer company of the Hebrew University of Jerusalem, Israel for valrocemide and other related compounds. Efficacy as an anti-epileptic drug has been demonstrated in a small proof of concept clinical study. Shire intends to study valrocemide in a number of Central Nervous System (CNS) disorders.

Valrocemide was discovered by a team led by Meir Bialer, Ph.D.,MBA, a David H. Eisenberg Professor of Pharmacy at Hebrew University of Jerusalem. Dr. Bialer is a leader in the discovery of anti-epileptic agents and has authored over 180 publications in the area of pharmacokinetics, anti- epileptics and CNS drugs. He is also one of the organizers of the Eilat Conferences on anti- epileptic drugs.

•	DYNEPO: Shire has performed an initial review of the two Phase 3 studies carried out by Sanofi- Aventis investigating the role of DYNEPO (epoetin delta) in the treatment of anemia in cancer patients.

The main trial was a placebo-controlled, 12-week study. In this study, two co-primary endpoints, the increase in hemoglobin level from baseline to week 12 and the reduction in number of red blood cell transfusions from weeks 5-12 compared to placebo were pre-specified. The results showed consistent improvement in hematacrit and hemoglobin levels following treatment with DYNEPO compared to placebo. However, no difference was seen in the number of red blood cell transfusions. This may have been due to a number of factors in the study design including the short period of the observations. In the follow-up extension study, patients who had received DYNEPO for 12 weeks in the placebo-controlled study maintained their hemoglobin levels for a further 12 weeks with DYNEPO treatment. The number of red blood cell transfusions was lower in the group who had received DYNEPO for 24 weeks compared to those who had received DYNEPO treatment for 12 weeks.

Although the placebo-controlled study met only one of its predefined clinical endpoints, both trials clearly demonstrated the ability of DYNEPO to raise hemoglobin levels in patients with cancer- related anemia. There were no new safety concerns and DYNEPO was well tolerated with no unexpected adverse events. Shire is continuing to review the results and assess the types of additional studies that may be needed.

•	Familial Hypercholesterolemia (FH) - Human Genetics Therapies (HGT). Preliminary results of proof of concept research studies demonstrated that SHG1501 had a more modest lowering impact on cholesterol levels than expected and it is likely that this program will be discontinued, pending a final analysis of the data.

13

FINANCIAL INFORMATION

14

Unaudited US GAAP results for the 3 months and 6 months to June 30, 2006
Consolidated Balance Sheets

		¹ Adjusted
	June 30,	December 31,
	2006	2005
	$M	$M

ASSETS
Current assets:
Cash and cash equivalents	885.1	656.5
Restricted cash	29.5	30.6
Short-term investments	1.5	6.9
Accounts receivable, net	309.2	329.9
Inventories	123.5	136.0
Deferred tax asset	72.3	54.2
Prepaid expenses and other current assets	77.2	98.1

Total current assets	1,498.3	1,312.2

Investments	62.8	50.2
Property, plant and equipment, net	267.3	234.0
Goodwill	376.4	367.6
Other intangible assets, net	755.5	729.3
Deferred tax asset	45.8	62.0
Other non-current assets	10.1	42.9

Total assets	3,016.2	2,798.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	448.9	431.8
Liability to dissenting shareholders	439.2	427.6
Other current liabilities	137.0	106.0

Total current liabilities	1,025.1	965.4

Long-term debt, excluding current installments	-	0.1
Other non-current liabilities	37.3	43.4

Total liabilities	1,062.4	1,008.9

¹ Retrospectively adjusted following the adoption of SFAS 123R.

15

Unaudited US GAAP results for the 3 months and 6 months to June 30, 2006
Consolidated Balance Sheets (continued)

		¹ Adjusted
	June 30,	December 31,
	2006	2005
	$M	$M

Shareholders’ equity:
Common stock of 5p par value: 18,314.0 million
shares authorized; and 499.2 million shares issued
and outstanding (2005: 495.7 million)	43.0	42.7
Exchangeable shares: 1.8 million shares issued and
outstanding (2005: 2.2 million)	84.8	101.2
Treasury stock	(4.8)	(2.8)
Additional paid-in capital	1,380.0	1,327.5
Accumulated other comprehensive income	101.8	71.5
Retained earnings	349.0	249.2

Total shareholders’ equity	1,953.8	1,789.3

Total liabilities and shareholders’ equity	3,016.2	2,798.2

¹ Retrospectively adjusted following the adoption of SFAS 123R.

16

Unaudited US GAAP results for the 3 months and 6 months to June 30, 2006
Consolidated Statements of Operations

		¹ Adjusted		¹ Adjusted
	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	$M	$M	$M	$M

Revenues:
Product sales	376.0	351.6	722.0	621.0
Royalties	60.4	62.6	121.4	120.9
Other revenues	2.7	10.4	6.7	16.4

Total revenues	439.1	424.6	850.1	758.3

Costs and expenses:
Cost of product sales	61.6	42.3	123.6	75.9
Research and development	72.6	66.0	200.0	178.1
Selling, general and administration	197.3	159.1	379.3	322.3
Depreciation and amortization	23.8	20.1	46.7	33.7
Intangible asset impairment	-	3.0	-	3.0
Integration costs	1.6	-	3.9	-
Reorganization costs	-	-	-	2.9

Total operating expenses	356.9	290.5	753.5	615.9

Operating income	82.2	134.1	96.6	142.4

Interest income	10.0	11.3	24.2	21.0
Interest expense	(6.5)	(1.2)	(12.1)	(1.2)
Other (expense)/income, net	(1.9)	0.8	(1.4)	0.7

Total other income, net	1.6	10.9	10.7	20.5

Income from continuing operations
before income taxes and equity in
earnings of equity method investees	83.8	145.0	107.3	162.9
Income taxes	(23.3)	(36.0)	(29.8)	(41.4)
Equity in earnings of equity method
investees	0.8	0.9	4.3	0.7

Income from continuing operations	61.3	109.9	81.8	122.2
Gain on disposition of discontinued
operations (net of income tax expense of $nil and $nil)	-	-	40.6	3.1

Net income	61.3	109.9	122.4	125.3

¹ Retrospectively adjusted following the adoption of SFAS 123R.

17

Unaudited US GAAP results for the 3 months and 6 months to June 30, 2006
Consolidated Statements of Operations (continued)

		¹ Adjusted		¹ Adjusted
	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Earnings per share – basic
Income from continuing operations	12.2c	22.0c	16.2c	24.5c
Gain on disposition of discontinued operations	-	-	8.1c	0.6c

Earning per ordinary share – basic	12.2c	22.0c	24.3c	25.1c

Earnings per share – diluted
Income from continuing operations	12.0c	22.0c	16.0c	24.5c
Gain on disposition of discontinued operations	-	-	8.0c	0.6c

Earnings per ordinary share – diluted	12.0c	22.0c	24.0c	25.1c

Earning per ADS – diluted	36.1c	65.9c	72.0c	75.1c

Weighted average number of shares (millions):
Basic	504.4	499.7	503.7	499.3
Diluted	509.5	500.2	509.8	499.8

¹ Retrospectively adjusted following the adoption of SFAS 123R.

18

Unaudited US GAAP results for the 3 months and 6 months to June 30, 2006
Consolidated Statements of Cash Flows

		¹ Adjusted		¹ Adjusted
	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	$M	$M	$M	$M

CASH FLOWS FROM OPERATING
ACTIVITIES:

Net income	61.3	109.9	122.4	125.3
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization
- cost of product sales	1.0	0.9	2.1	1.7
- SG&A	23.8	14.2	46.7	27.8
Share based compensation	7.7	6.5	16.7	13.0
Movement in deferred taxes	9.2	(6.5)	(1.0)	(11.0)
Write-down of long term assets	2.0	10.5	2.0	10.5
Equity in earnings of equity method
investees	(0.8)	(0.9)	(4.3)	(0.8)
Gain on disposition of discontinued
operations	-	-	(40.6)	(3.1)
Changes in operating assets and liabilities,
net of acquisitions:
(Increase)/decrease in accounts receivable	(42.6)	(17.1)	13.8	(27.8)
Increase in sales deductions accrual	8.1	12.5	13.0	20.4
Decrease/(increase) in inventory	3.2	(1.9)	8.3	(6.5)
(Increase)/decrease in prepayments and
other current assets	(4.5)	25.1	18.1	8.4
Decrease/(increase) in other assets	0.4	(0.7)	2.8	(0.7)
Increase in accounts payable and other
liabilities	59.3	35.5	54.8	38.5
Increase/(decrease) in deferred revenue	9.3	(6.4)	6.0	(7.8)
Cash flow from discontinued operations	-	(0.4)	-	(0.4)

Net cash provided by operating activities (A)	137.4	181.2	260.8	187.5

¹ Retrospectively adjusted following the adoption of SFAS 123R.

19

Unaudited US GAAP results for the 3 months and 6 months to June 30, 2006
Consolidated Statements of Cash Flows (continued)

		¹ Adjusted		¹ Adjusted
	3 months	3 months to	6 months	6 months
	to June 30,	June 30,	to June 30,	to June 30,
	2006	2005	2006	2005
	$M	$M	$M	$M

CASH FLOWS FROM INVESTING ACTIVITIES:
Movement in short-term investments	-	236.7	5.5	244.0
Movement in restricted cash	1.4	(1.3)	1.1	(0.3)
Purchase of subsidiary undertaking, net of cash acquired	-	-	(0.8)	-
Purchase of long-term investments	(8.8)	(5.7)	(9.3)	(7.5)
Purchase of property, plant and equipment	(24.1)	(24.2)	(50.6)	(44.1)
Purchase of intangible assets	(50.0)	-	(50.2)	(20.0)
Proceeds from sale of property, plant and
equipment	0.8	0.1	0.8	0.1
Loan repaid by/(made to) IDB	-	(9.6)	70.6	(29.9)
Proceeds from sale of the vaccines business	-	-	-	62.2
Returns of investments	0.3	2.4	0.3	2.4

Net cash (absorbed)/provided by investing activities
(B)	(80.4)	198.4	(32.6)	206.9

CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption of 2% convertible loan	-	-	(0.1)	-
Proceeds from exercise of options	3.9	2.3	17.7	18.5
Excess tax benefit of share based compensation,
charged directly to equity	0.8	1.2	2.0	1.4
Payment of dividend	(22.6)	(19.1)	(22.6)	(19.1)
Payments to acquire treasury stock	-	-	(2.0)	-

Net cash (absorbed)/provided by financing
activities (C)	(17.9)	(15.6)	(5.0)	0.8

Effect of foreign exchange rate changes on cash
and cash equivalents (D)	3.6	(2.9)	5.4	(4.5)

Net increase in cash and cash equivalents (A+B+C+D)	42.7	361.1	228.6	390.7
Cash and cash equivalents at beginning of period	842.4	1,141.1	656.5	1,111.5

Cash and cash equivalents at end of period	885.1	1,502.2	885.1	1,502.2

¹ Retrospectively adjusted following the adoption of SFAS 123R.

20

US GAAP results for the 3 months and 6 months to June 30, 2006
Selected notes to the Unaudited US GAAP Financial Statements

		¹ Adjusted		¹ Adjusted
	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
(1) Earnings per share	$M	$M	$M	$M

Income from continuing operations	61.3	109.9	81.8	122.2
Gain on disposition of discontinued
operations	-	-	40.6	3.1

Numerator of basic and diluted EPS	61.3	109.9	122.4	125.3

¹ Retrospectively adjusted following the adoption of SFAS 123R.

	No of	No of	No of	No of
	shares	shares	shares	shares
Weighted average number of shares:	Millions	Millions	Millions	Millions

Basic	504.4	499.7	503.7	499.3
Effect of dilutive shares:
Stock options	4.6	0.3	5.5	0.2
Warrants	0.5	0.2	0.6	0.3

Diluted	509.5	500.2	509.8	499.8

The stock options not included in the calculation of the diluted weighted average number of shares because the exercise prices exceeded Shire’s average share price during the calculation period, are shown below:

	3 months to	3 months to	6 months	6 months to
	June 30,	June 30,	to June 30,	June 30,
	2006	2005	2006	2005
	No of	No of	No of	No of
	shares	shares	shares	shares
	Millions	Millions	Millions	Millions

Stock options	2.9	6.9	2.9	6.9

21

Unaudited US GAAP results for the 3 months to June 30, 2006
Selected notes to the US GAAP Financial Statements (continued)

				3 months to
	3 months to	3 months	3 months to	June 30,
	June 30	to June 30,	June 30,	2006
	2006	2005	2006	% of total
(2) Analysis of revenues	$M	$M	% change	revenue

Net product sales:
CNS
ADDERALL XR	220.7	205.4	+7%	50%
ADDERALL	9.8	12.0	-18%	2%
CARBATROL	16.2	21.8	-25%	4%

	246.7	239.2	+3%	56%

GI
PENTASA	34.5	31.0	+11%	8%
COLAZIDE	2.4	2.1	+14%	1%

	36.9	33.1	+11%	9%

HGT
REPLAGAL	28.3	-	n/a	6%

GP
AGRYLIN/XAGRID
North America	2.0	17.2	-88%	-
Rest of world	14.1	12.4	+14%	3%
FOSRENOL	6.2	9.9	-38%	1%
CALCICHEW	11.7	10.1	+16%	3%
REMINYL/REMINYL XL	5.1	3.2	+59%	1%
SOLARAZE	3.6	3.0	+20%	1%
VANIQA	2.1	1.4	+50%	1%
LODINE	3.3	3.3	-	1%

	48.1	60.5	-20%	11%

Other product sales	16.0	18.8	-15%	3%

Total product sales	376.0	351.6	+7%	85%

Royalty income:
3TC	38.3	40.5	-5%	9%
ZEFFIX	8.4	7.7	+9%	2%
Others	13.7	14.4	-5%	3%

	60.4	62.6	-4%	14%

Other revenues	2.7	10.4	-74%	1%

Total revenues	439.1	424.6	+3%	100%

22

Unaudited US GAAP results for the 6 months to June 30, 2006
Selected notes to the US GAAP Financial Statements (continued)

				6 months to
	6 months to	6 months	6 months to	June 30,
	June 30	to June 30,	June 30,	2006
	2006	2005	2006	% of total
(2) Analysis of revenues	$M	$M	% change	revenue

Net product sales:
CNS
ADDERALL XR	426.8	351.0	+22%	50%
ADDERALL	18.9	21.4	-12%	2%
CARBATROL	30.3	38.7	-22%	4%

	476.0	411.1	+16%	56%

GI
PENTASA	62.6	57.2	+9%	7%
COLAZIDE	4.6	4.2	+10%	1%

	67.2	61.4	+9%	8%

HGT
REPLAGAL	54.0	-	n/a	6%

GP
AGRYLIN/XAGRID
North America	3.4	37.1	-91%	-
Rest of world	26.2	24.5	+7%	3%
FOSRENOL	13.9	14.8	-6%	2%
CALCICHEW	22.1	18.2	+21%	3%
REMINYL/REMINYL XL	9.3	6.1	+52%	1%
SOLARAZE	6.9	5.4	+28%	1%
VANIQA	4.0	2.5	+60%	1%
LODINE	6.4	6.3	+2%	1%

	92.2	114.9	-20%	12%

Other product sales	32.6	33.6	-4%	3%

Total product sales	722.0	621.0	+16%	85%

Royalty income:
3TC	77.8	79.9	-3%	9%
ZEFFIX	16.1	14.2	+13%	2%
Others	27.5	26.8	+3%	3%

	121.4	120.9	+1%	14%

Other revenues	6.7	16.4	-59%	1%

Total revenues	850.1	758.3	+12%	100%

23

Non GAAP reconciliation of numerator for diluted EPS
for the 3 months and 6 months to June 30, 2006

			¹ Adjusted				¹ Adjusted
	3 months to		3 months		6 months		6 months
	June 30,		to June 30,		to June 30,		to June 30,
	2006		2005		2006		2005
	$M		$M		$M		$M

Net income for basic EPS	61.3		109.9		122.4		125.2
Add back:
TKT cost of product sales fair value
adjustment	16.7		-		40.3		-
New River milestone payment	-		-		50.0		-
New River upfront payment	-		-		-		50.0
TKT integration costs	1.6		-		3.9		-
Reorganization costs	-		-		-		2.9
Taxes on above adjustments	(5.1)		-		(26.4)		(14.8)
Gain on disposition of discontinued
operations	-		-		(40.6)		(3.1)

Total non GAAP adjustment	13.2		-		27.2		35.0

Numerator for non GAAP – diluted EPS	74.5		109.9		149.6		160.2

Non GAAP reconciliation of reported EPS
for the 3 months and 6 months to June 30, 2006
			¹ Adjusted				¹ Adjusted
	3 months to		3 months		6 months		6 months
	June 30,		to June 30,		to June 30,		to June 30,
	2006		2005		2006		2005

Diluted EPS per ordinary share	12.0	c	22.0	c	24.0	c	25.1	c
Add back:
Gain on disposition of discontinued
operations	-		-		(8.0)		(0.6	c)

Diluted EPS from continuing operations	12.0	c	22.0	c	16.0	c	24.5	c

Add back:
TKT cost of product sales fair value
adjustment	3.3	c	-		7.9	c	-
New River milestone payment	-		-		9.8	c	-
New River upfront payment	-		-		-		10.0	c
TKT integration costs	0.3	c	-		0.8	c	-
Reorganization costs	-		-		-		0.5	c
Taxes on above investments	(1.0	c)	-		(5.2	c)	(3.0	c)

Non GAAP – diluted EPS per ordinary share	14.6	c	22.0	c	29.3	c	32.0	c

Non GAAP – diluted EPS per ADS	43.9	c	65.9	c	88.0	c	96.1	c

Total non GAAP adjustments – diluted EPS per
ordinary share	2.6	c	-		13.3	c	7.5	c

24